Exhibit 99.1

Contact:	Calvin E. Jenness
Senior Vice President
and Chief Financial
Officer
503-653-4573
Release:	Immediately

Blount Announces Second Quarter Results

•                  Outdoor Products Segment achieved record quarterly sales

•                  Second quarter operating income increased 3% compared to 2006

•                  Second quarter diluted earnings per share increased to $0.23

Portland, OR, August 2, 2007—Blount International, Inc. [NYSE: BLT] (“Blount” or the “Company”) today announced results for the second quarter ended June 30, 2007. Sales for the quarter were $170.4 million compared to $165.1 million in last year’s second quarter. This increase in sales includes an 11.7% increase in sales for the Outdoor Products segment compared to last year’s second quarter. Operating income was $24.8 million compared to $24.0 million in the second quarter of 2006.

Income from continuing operations in this year’s second quarter was $11.2 million ($0.23 per diluted share), compared to $10.3 million ($0.22 per diluted share) in the comparable period last year.  The results of the second quarter as compared to last year include the benefit of unit volume increases in the Outdoor Products segment, partially offset by a negative impact from movement in foreign currency exchange rates and lower shipments of timber-harvesting equipment by the Industrial and Power Equipment segment.  A summary of the estimated impact of key variances in results of continuing operations for the second quarter compared to last year in terms of sales, operating income and diluted earnings per share is illustrated below:

($ millions, except per share data)	Sales	Operating Income	Diluted EPS
Second Quarter Variance 2007 vs. 2006
Industrial and Power Equipment Segment	$(8.0)	$(2.1)	$(0.03)
Outdoor Products Segment:
Foreign Exchange	1.4	(0.8)	(0.01)
All Other	12.0	4.40	0.06
Stock Based Compensation Expense	—	(0.2)	—
All Other	(0.1)	(0.5)	(0.01
Total Variance 2007 vs. 2006	$5.3	$0.8	$0.01

-Tables to follow-

Commenting on the second quarter, James S. Osterman, Chairman and Chief Executive Officer, stated: “We are pleased with the Company’s performance during the second quarter. Strong demand in international markets allowed the Outdoor Products segment to achieve a record level for quarterly sales. The stronger sales performance resulted in solid improvements in segment contribution to operating income from both last year’s second quarter and this year’s first quarter despite the effects of higher costs from strengthening foreign currencies. As anticipated, both sales and contribution for the Industrial and Power Equipment segment improved during the second quarter from the first quarter, although North American market conditions in this segment remained weaker than last year. Our outlook for the full year results remains unchanged as we anticipate continued good international market conditions through the second half of the year and some improvement in the North American timber harvesting market by the fourth quarter.”

Segment Results

The Outdoor Products segment reported second quarter sales of $128.1 million, an 11.7% increase from $114.7 million in last year’s second quarter. Sales were strongest in the international markets, increasing by 17% from the second quarter of last year. Domestic sales increased by 3% from last year’s second quarter,  as market conditions in both forestry and the lawn and garden channel improved slightly from the trend experienced in this year’s first quarter. Segment contribution to operating income increased by 15.4% to $26.7 million in this year’s second quarter compared to $23.1 million in last year’s second quarter, primarily the result of increased unit sales volume.  The year-over-year increase in segment contribution to operating income includes a $0.8 million negative impact from movement in foreign currency exchange rates. The negative impact of currency on the segment’s cost structure was caused by the strengthening Brazilian and Canadian currencies that more than offset the favorable impact of a stronger Euro. Segment backlog was $71.8 million at the end of the second quarter compared to $75.7 million in last year’s second quarter and $74.6 million at the end of this year’s first quarter.

The Industrial and Power Equipment segment’s second quarter sales were $42.6 million, up 28.3% from the first quarter of this year, but below the $50.6 million recorded in last year’s second quarter. Segment contribution to operating income was $2.6 million compared to $4.7 million in last year’s second quarter and $0.2 million in this year’s first quarter. The decline in sales and contribution compared to 2006 is reflective of reduced shipments of timber harvesting equipment.  The demand for North American timber-harvesting equipment remains suppressed along with the outlook for residential construction. However, sales outside the North American market grew by 15% in the second quarter from 2006 and are up 55% over 2006 through the first half of this year. Backlog for this segment as of June 30 was $22.2 million compared to $25.1 million at the end of this year’s first quarter and $37.0 million at the end of last year’s second quarter.

Full Year Financial Outlook

We are maintaining our full year estimates for sales and operating income. Our full year estimate for sales of between $630 million and $655 million reflects expectations of continued international sales growth over last year and weak but improving market conditions in North America in the second half of the year. Operating income is anticipated to range between $85 million and $90 million for the full year. The full year income tax rate is anticipated to be between 34% and 36%, inclusive of the Company’s adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”.

Blount International, Inc. is a diversified international company operating in two principal business segments: Outdoor Products and Industrial and Power Equipment. Blount sells its products in more than 100 countries around the world.  For more information about Blount, please visit our website at http://www.blount.com.

-Tables to follow-

Forward-looking statements in this release, including without limitation the Company’s   “expectations,” “outlook,”  “beliefs,”  “plans,” “indications,” “estimates,” “anticipations,” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, involve  certain risks and  uncertainties , including those set forth in Item 1A, “Risk Factors,” of Blount’s  Annual Report on Form 10-K for the year ended December 31, 2006. The risks and uncertainties may cause actual results subsequent to the date of this announcement to differ materially from those projected in forward -looking statements. Forward-looking statements in this press release include, without limitation, Blount’s expectations regarding second half market conditions, Outdoor Products segment sales, Industrial and Power Equipment segment sales, expansion in international markets, operating income and the estimated full year income tax rate. Additionally, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, raw material costs, especially with respect to the price of steel, and the presumed relationship between backlog and future sales trends.

-Tables to follow-

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three mos. ended Jun. 30		Six mos. ended Jun. 30
(In thousands, except per share data)	2007	2006	2007	2006
Sales	$170,443	$165,094	$314,439	$328,896
Cost of sales	116,834	113,864	215,920	225,072
Gross profit	53,609	51,230	98,519	103,824
Selling, general and administrative expenses	28,828	27,215	58,297	57,525
Operating income	24,781	24,015	40,222	46,299
Interest expense, net of interest income	(8,254)	(9,127)	(16,308)	(18,124)
Other income (expense), net	(9)	946	60	1,099
Income from continuing operations before income taxes	16,518	15,834	23,974	29,274
Provision for income taxes	5,317	5,487	8,073	10,541
Income from continuing operations	$11,201	$10,347	15,901	18,733
Income (loss) from discontinued operations	(19)	(920)	(53)	(349)
Net income	$11,182	$9,427	$15,848	$18,384

Basic income per share:
Continuing operations	$0.24	$0.22	$0.34	$0.40
Discontinued operations	0.00	(0.02)	0.00	(0.01)
Basic income per share:	$0.24	$0.20	$0.34	$0.39
Diluted income per share:
Continuing operations	$0.23	$0.22	$0.33	$0.39
Discontinued operations	0.00	(0.02)	0.00	(0.01)
Diluted income per share:	$0.23	$0.20	$0.33	$0.38
Shares used for per share computations (in 000’s):
Basic	47,288	47,139	47,280	47,102
Diluted	48,124	47,904	48,062	48,031

Condensed Consolidated Balance Sheets	Jun. 30,	Dec. 31,
(In thousands)	2007	2006
Assets:
Cash and cash equivalents	$34,140	$27,636
Accounts receivable	89,570	82,748
Inventory	90,282	77,833
Other current assets	27,368	28,464
Property, plant and equipment, net	100,664	99,665
Other assets	129,457	114,120
Total assets	$471,481	$430,466
Liabilities:
Current maturities of long-term debt	$1,500	$1,500
Other current liabilities	98,510	97,319
Long-term debt, net of current maturities	358,625	349,375
Other liabilities	102,126	87,563
Total liabilities	560,761	535,757
Stockholders’ deficit	(89,280)	(105,291)
Total liabilities and stockholders’ deficit	$471,481	$430,466

Segment Information	Three mos. ended Jun. 30		Six mos. ended Jun. 30
(In thousands)	2007	2006	2007	2006
Sales:
Outdoor products	$128,106	$114,723	$238,973	$228,919
Industrial and power equipment	42,600	50,637	75,805	100,479
Elimination	(263)	(266)	(339)	(502)
Total sales	$170,443	$165,094	$314,439	$328,896
Operating income:
Outdoor products	$26,664	$23,098	$47,734	$47,905
Industrial and power equipment	2,599	4,708	2,786	8,031
Elimination	—	16	—	(27)
Corporate expenses	(4,482)	(3,807)	(10,298)	(9,610)
Operating income	$24,781	$24,015	$40,222	$46,299